Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of dELiA*s, Inc. for the registration of 8,400,000 shares of common stock pursuant to the dELiA*s, Inc. 2005 Stock Incentive Plan of our report dated April 29, 2003 (except for the 1st paragraph of Note 10 and the 3rd paragraph of Note 15, as to which the date is May 12, 2003, the first paragraph of Note 1, as to which the date is September 4, 2003 and the 7th paragraph of Note 11, as to which the date is August 23, 2004), with respect to the consolidated financial statements of dELiA*s, Corp. included in dELiA*s Inc.’s Registration Statement on Form S-1 (No. 333-128153), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

February 8, 2006